EXHIBIT 99.1
Anchor BanCorp Wisconsin Inc. Receives NASDAQ Letter Regarding Non-Compliance With Minimum Bid Price Rule
MADISON, WI, Dec. 10, 2009 — Anchor BanCorp Wisconsin Inc. (Nasdaq:ABCW) today announced that it received a letter on December 4, 2009 from The NASDAQ Stock Market (“NASDAQ”). The letter stated that the Company was not in compliance with NASDAQ Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The NASDAQ letter has no immediate effect on the listing of the Company’s common stock.
In accordance with NASDAQ rules, the Company has a period of 180 calendar days, until June 2, 2010, to regain compliance with the minimum bid price rule. If at any time before June 2, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.
In the event the Company does not regain compliance with the Rule prior to the expiration of the 180-day period, NASDAQ will notify the Company that its securities are subject to delisting. However, the Company may appeal the delisting determination to a NASDAQ hearing panel. At this hearing, the Company would present a plan to regain compliance and NASDAQ would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has more than 70 offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, or Chris Bauer, CEO, at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.